Exhibit 16.1

June 13, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Dave Inc. included under Item 4.01(a) of its Current Report on Form 8-K dated June 8, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Sincerely,

/s/ Moss Adams LLP